Exhibit 10.7

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT entered into by and between CBFH, Inc. (hereinafter “Company”) and J. Pat Parsons (hereinafter “Employee”) (hereinafter collectively referred to as the “Parties”).

WHEREAS, the Parties entered into an Employment Agreement (hereinafter “Agreement”) which may be modified by a writing signed by the Parties pursuant to Section 4.5 of the Agreement; and

WHEREAS, the Parties desire to amend the Agreement to ensure compliance with Section 409A of the Internal Revenue Code.

NOW THEREFORE, the Agreement is hereby amended as follows, effective December 31,2008:

1.                                      Section 3.2 will be amended to read as follows:

“3.2                         SEVERANCE. Notwithstanding the foregoing, in the event of termination by the Company without “Cause” or by the Employee for “Good Reason,”(i) the stock grants described in Exhibit A shall vest immediately, and (ii) the Company shall pay to Employee within fifteen days of the date of termination the following:

a.                                      an amount equal to the sum of (1) the Employee’s base salary through the date of termination which has been earned but not paid and (2) unused vacation pay;

b.                                      an amount equal to 100% of one year’s annual base salary paid in a lump sum; provided that if the termination occurs during a Window Period, because of a Change in Control, the amount shall be 150% of one year’s base salary; and

c.                                       medical benefits coverage for the Employee and his family for the lesser of the period of time that this Agreement would have been in effect, or 12 months.”

2.                                      Section 3.7 shall be amended by replacing the term “Section 2800” with the term “Section 280G.”

3.                                      Section 4.2 shall be amended to read as follows:

“4.2                         INTERPRETATION. This Agreement shall be interpreted in accordance with the plain meaning of the terms and not strictly for or against either party. This Agreement is intended to comply with Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”) and will be interpreted and operated in a manner consistent with that intent. To the extent that any amounts paid to the Employee under this Agreement are subject to Section 409A and the Employee is a specified employee, as defined under Section 409A, any such amounts payable on account of the Employee’s separation from service shall be delayed six months following the Employee’s separation from service to the extent required by

Section 409A. Any reimbursements of expenses that are subject to Section 409A under this Agreement shall be paid no later than the year following the year in which the expenses are incurred. All references in this Agreement to a termination of employment or any other similar reference shall be interpreted as references to a separation from service, within the meaning of Section 409A, with the Company and all entities treated as a single employer with the Company pursuant to Section 409A.”

4.                                      The “Deferred Compensation” section of Exhibit A to the Agreement shall be amended to read as follows:

“Deferred Compensation                                                        $100,000 per year for ten years beginning at age 65 payable to Employee, Employee’s designee, or his Estate. This is intended to replace the BOLI that Employee forfeited upon leaving his former employer. Employee need not remain the President and CEO to continue to participate in the deferred compensation plan, although Employee must remain employed in some capacity up to age 65 to continue to participate, provided, if Employee dies prior to age 65 while employed by the Company, his designee and/or estate shall receive the remainder of his deferred compensation in the same installments Employee would have received.”

5.                                      The “Stock Grants” section of Exhibit A to the Agreement shall be amended to read as follows:

“Stock Grants                                                                    25,000 shares with cliff vesting at five years of 100% of shares. Employee need not remain the President and CEO to vest in the stock grants, although Employee must remain employed in some capacity, provided, (i) if Employee’s employment is terminated by the Company without “Cause” or by Employee for “Good Reason,” all shares shall immediately vest as provided in Section 3.2, and (ii) if Employee dies prior to age 65, all shares shall immediately vest and shall be transferred to his estate. Notwithstanding the foregoing, the parties agree that the Company will convey the shares to minimize tax consequences to the entire shareholder groups of the Company.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officer, and the Employee has executed this amendment, on the dates shown below.

For CBFH, Inc.		J. Pat Parsons

By:	/s/ George Simonton	/s/ J. Pat Parsons
	Name George Simonton	This 30 day of DEC., 2008
Title EVP
This 30 day of December, 2008